Exhibit 77C. Matters submitted to a vote of security holders


2007 Annual Shareholders Meeting:

On May 25, 2007, the Fund held its Annual Meeting of
Shareholders.  The item for vote was the election of two
Trustees to the Board. A quorum of the shares outstanding was present, and the votes passed with a majority of those shares. The results were as follows:

Name
James F. Leary (Common Shares)

Shares Voted For
31,652,575

Percentage of Shares Voted
97.585%

Shares with Authority Withheld
783,431

Percentage of Shares Voted
2.415%

Name
Bryan A. Ward (Preferred Shares)

Shares Voted For
31,699,904

Percentage of Shares Voted
91.844%

Shares with Authority Withheld
736,102

Percentage of Shares Voted
2.133%